Exhibit 99.1

Press Release	Source: Emergent Group Inc.

Emergent Group Inc. Board Declares One-Time Cash Dividend
and Regular Annual Dividend Totaling $0.90 per Share

CEO Cites Strong Cash Flow, Shareholder Value and Growth Strategies
Leading to Cumulative $2.20 in Regular and Special Dividends Declared over Six Years

SUN VALLEY, CA, December 7, 2010 – Emergent Group Inc. (NYSE Amex Equities: LZR), a leading provider of mobile medical lasers and surgical equipment, today announced that the Board of Directors has declared a special, one-time cash dividend of $0.50 per share on its common stock as well as a regular dividend of $0.40 per share, for a total of $0.90 payable December 27, 2010 to shareholders of record December 17, 2010.

Since 2005, the Board has declared cumulative regular or special cash dividends of $2.20 per share.

The Directors also indicated that if the federal government reaches a definitive agreement not to raise dividend tax rates beginning in 2011, payment for both Emergent’s special and regular dividends may be postponed to a date in January 2011.

“Emergent Group’s dividend declaration continues our practice of rewarding shareholders with the strong cash flow generated by our business model,” said Bruce J. Haber, Chairman and CEO.  “At the same time, our cash flow allows us to actively pursue our growth strategies, including investment in new technologies, an aggressive sales force and processes that encourage hospitals, physician practices and manufacturers to collaborate with us on cost-effective equipment rentals.  Even in a period of healthcare industry softness, we have been able to manage our cash prudently and reduce our debt.  Between the first and third quarters of 2010, we have seen our cash balance increase over 36% and total shareholders’ equity rise by more than 16%.  We are pleased that Emergent Group has the resources to make this dividend declaration possible and we thank our shareholders for their ongoing support.”

Emergent Group remains committed to these key growth strategies, executed by its wholly-owned subsidiary, PRI Medical Technologies, Inc.:

▪
Building an aggressive and experienced management and sales team focused on expanding per-procedure rentals of existing medical equipment and sales of accompanying consumable items in markets covering 16 states.

▪
Capitalizing on a number of important trends, including an aging population that will require a growing number of medical procedures for conditions, such as  prostate enlargement (BPH), urinary incontinence, certain cancers (Cryosurgery), stable angina, and stones (Lithotripsy).

▪	Alleviating financial concerns of hospitals by helping them use rentals to conserve capital and upgrade to new, cost-effective medical technologies with the aid of company-trained technicians.
▪
Helping medical technology manufacturers to counter their long selling cycles by partnering with the company’s strong sales force to identify new rental opportunities and, thus, open up additional revenue streams.

▪	Identifying selective acquisition opportunities that expand Emergent Group’s geographic reach and scope of services.

About Emergent Group Inc.

Emergent Group Inc. through its wholly owned subsidiary, PRI Medical Technologies, Inc. ("PRI Medical"), provides mobile medical laser and surgical equipment in 16 states on a per-procedure basis to hospitals, outpatient surgery centers and physicians' offices. Surgical equipment is provided to customers along with technical support personnel to ensure that such equipment is operating correctly. PRI Medical currently offers its services in five states in the western United States and 11 states along the eastern seaboard. Emergent Group, Inc. is a member of the Russell Microcap® Index. For investor and product information, visit Emergent Group's website, www.emergentgroupinc.com.

Forward-Looking Statements

Statements in this news release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934.  Such statements may involve various risks and uncertainties, some of which may be discussed in the Company’s most recent report on Form 10-K and subsequently filed SEC reports.  There is no assurance any forward-looking statements will prove accurate, as actual results and future events could differ materially from those presently anticipated.

Contact:
Bruce J. Haber
(914) 235-5550, x. 12
bhaber@primedical.net

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